CARMAX REPORTS RECORD FIRST QUARTER RESULTS

Richmond, Va., June 20, 2007 – CarMax, Inc. (NYSE:KMX) today reported record first quarter results for the quarter ended May 31, 2007.

▪	Total sales increased 14% to $2.15 billion from $1.89 billion in the first quarter of last year.

▪	Comparable store used unit sales rose 6% for the quarter.

▪	Total used unit sales grew 15% for the first quarter.

▪	Net earnings increased 15% to $65.4 million, or 30 cents per diluted share, compared with $56.8 million, or 27 cents per diluted share, earned in the first quarter of fiscal 2007.

First Quarter Business Performance Review

Sales.  “Comparable store used unit sales growth of 6% kicked off another good first quarter and what we are confident will be another year of growth for CarMax,” said Tom Folliard, president and chief executive officer.  We are pleased with our sales performance this quarter, particularly given what we believe was a somewhat weak retail environment and the fact that we were up against 6% comparable store used unit sales growth in the first quarter of each of the last two years.  Broad-based increases in traffic, both in our stores and on our website, and solid execution by our store teams continued to positively affect our results.  Credit availability via CarMax Auto Finance and our third-party finance providers remained consistent with prior quarters, also enabling our strong sales performance.  We believe we continued to gain share in the late-model used vehicle market.

Wholesale unit sales increased 7%, in line with our expectations and reflecting the challenging comparison with the first quarter of last year when wholesale unit sales grew by 21%.  Other sales and revenues climbed 11%, supported by an 18% increase in the sales of extended service plans and a 10% net increase in third-party finance fees.

Gross Profit. Our total gross profit per retail unit of $2,801 was up modestly from the prior year’s first quarter, with an improvement in wholesale gross profit per unit largely offset by a reduction in new vehicle profits.  Our average gross profit per unit on our retail used cars was slightly higher than in the first quarter of fiscal 2007, and it climbed from the fourth quarter level primarily as a result of normal seasonal trends.  The increase in wholesale gross profit per unit reflected the continuation of our multi-year efforts to improve both our car-buying process and our in-store auctions.

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CarMax Auto Finance.  “We had another strong quarter at CAF,” said Folliard.  CAF income climbed 14%, despite the inclusion of approximately $6 million of favorable items in last year’s first quarter.  CAF benefited from our solid sales growth, an improvement in the gain on loans originated and sold, and the increase in total managed receivables.

The gain on loans originated and sold as a percent of loans sold increased to 4.2% in this year’s first quarter compared with 3.4% in the first quarter of last year.  Since last year, we have been able to gradually increase the rates charged to consumers to reflect previous increases in our own cost of funds.  Over the long-term, we continue to expect that our gain percentage will generally be in the range of 3.5% to 4.5%.

As a result of our normal quarterly review of the valuation of our retained interest in securitized receivables, we recorded an immaterial favorable valuation adjustment in the quarter.  While the loss trend on receivables originated since late 2005 has been higher than on receivables originated in 2003 and 2004, the higher losses were expected and were already incorporated into our existing loss assumptions.  The receivables originated in these earlier years experienced losses well below both CAF’s historical averages and our targeted loss rates.  Following a period of testing and validation, CAF gradually expanded its credit offers beginning in late 2005 in order to maximize originations while remaining within targeted loss rates.

SG&A.  Our SG&A ratio was modestly unfavorable in this year’s first quarter, at 10.0% compared with 9.9% in the corresponding quarter last year.  As expected, our SG&A spending this year related to planned strategic, operational, and Internet initiatives precluded achieving overhead leverage from our sales growth.

Earnings and Earnings Per Share.  Net income increased by 15% to $65.4 million, from $56.8 million in the first quarter of fiscal 2007.  As expected, our diluted weighted average shares outstanding increased by 3%, primarily as a result of stock option exercises in fiscal 2007 and the effect of the increase in our stock price on the calculation of fully diluted common shares.  As a result, earnings per share increased at a slower pace than the growth in net income.

Superstore Openings.  During the first quarter, we opened three used car superstores, entering the Tucson market with a standard superstore, and the Milwaukee market with two satellite superstores.  Vehicle reconditioning for the Milwaukee satellites is provided by our standard superstore in Kenosha, Wisconsin, which has available capacity.  We also opened a car-buying center in the Raleigh market, expanding the test we began last year in Atlanta.  The car-buying centers focus on appraisals and vehicle purchases and are part of our long-term effort to increase vehicle sourcing self-sufficiency.  We plan to open an additional ten used car superstores and two car-buying centers during the remainder of fiscal 2008.

Supplemental Financial Information
Sales Components

(In millions)	Three Months Ended May 31 (1)
	2007	2006	Change
Used vehicle sales	$1,708.4	$1,461.1	16.9%
New vehicle sales	112.6	118.4	(4.9)%
Wholesale vehicle sales	261.2	247.3	5.6%
Other sales and revenues:
Extended service plan revenues	33.9	28.8	17.6%
Service department sales	24.1	23.2	4.2%
Third-party finance fees, net	7.0	6.4	9.6%
Total other sales and revenues	65.0	58.3	11.4%
Net sales and operating revenues	$2,147.1	$1,885.1	13.9%

(1) Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.
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Retail Vehicle Sales Changes
	Three Months Ended May 31
	2007	2006
C Comparable store vehicle sales:
Used vehicle units	6%	6%
New vehicle units	(5)%	(11)%
Total	5%	4%

Used vehicle dollars	8%	13%
New vehicle dollars	(5)%	(12)%
Total	7%	11%

Total vehicle sales:
Used vehicle units	15%	14%
New vehicle units	(5)%	(12)%
Total	14%	12%

Used vehicle dollars	17%	21%
New vehicle dollars	(5)%	(12)%
Total	15%	18%

Retail Vehicle Sales Mix
	Three Months Ended May 31
	2007	2006
Vehicle units:
Used vehicles	95%	94%
New vehicles	5	6
Total	100%	100%

Vehicle dollars:
Used vehicles	94%	92%
New vehicles	6	8
Total	100%	100%

Unit Sales
	Three Months Ended May 31
	2007	2006
Used vehicles	96,766	84,266
New vehicles	4,720	4,947
Wholesale vehicles	57,714	53,786

Average Selling Prices
	Three Months Ended May 31
	2007	2006
Used vehicles	$17,480	$17,167
New vehicles	$23,717	$23,783
Wholesale vehicles	$4,413	$4,483

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Selected Operating Ratios

(In millions)	Three Months Ended May 31
	2007	% (1)	2006	% (1)

Net sales and operating revenues	$2,147.1	100.0%	$1,885.1	100.0%
Gross profit	$284.2	13.2%	$248.3	13.2%
CarMax Auto Finance income	$37.1	1.7%	$32.4	1.7%
Selling, general, and administrative expenses	$213.8	10.0%	$187.0	9.9%
Operating profit (EBIT) (2)	$107.5	5.0%	$93.7	5.0%
Net earnings	$65.4	3.0%	$56.8	3.0%

(1)  Calculated as the ratio of the applicable amount to net sales and operating revenues.
(2)  Operating profit equals earnings before interest and income taxes.

Gross Profit
	Three Months Ended May 31
	2007		2006
	$/unit (1)	% (2)	$/unit (1)	% (2)
Used vehicle gross profit	$1,934	11.0%	$1,924	11.1%
New vehicle gross profit	$1,008	4.2%	$1,215	5.1%
Wholesale vehicle gross profit	$800	17.7%	$723	15.7%
Other gross profit	$455	71.0%	$462	70.7%
Total gross profit	$2,801	13.2%	$2,783	13.2%

(1) Calculated as category gross profit divided by its respective units sold, except the other and the total categories, which are divided by total retail units sold.
(2) Calculated as a percentage of its respective sales or revenue.

Earnings Highlights

(In millions except per share data)	Three Months Ended May 31
	2007	2006	Change
Net earnings	$65.4	$56.8	15.1%
Diluted weighted average shares outstanding	220.1	214.1	2.8%
Net earnings per share	$0.30	$0.27	11.1%

Fiscal 2008 Expectations

“For the full year, we reiterate our expectations for comparable store used unit sales growth in the range of 3% to 9% and earnings per share in the range of $1.03 to $1.14,” said Folliard.

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Second Quarter Fiscal 2008 Earnings Release Date

We currently plan to release second quarter sales and earnings results on Wednesday, September 19, 2007, before the opening of the New York Stock Exchange.  We will host a conference call for investors at 9:00 a.m. EDT on that date.  Information on this conference call will be available on our investor information home page at investor.carmax.com in early September.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. EDT today, June 20, 2007.  Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457).  The conference I.D. for both domestic and international callers is 9749170.  A live webcast of the call will be available on our investor information home page at investor.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investor.carmax.com beginning at approximately 1:00 p.m. EDT on June 20, 2007, through July 20, 2007.  A telephone replay also will be available through June 27, 2007, and may be accessed by dialing 1-800-642-1687 (international callers dial 1-706-645-9291).  The conference I.D. for both domestic and international callers is 9749170.

About CarMax

CarMax, a Fortune 500 company, and one of the Fortune 2007 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars.  Headquartered in Richmond, Va., we currently operate 80 used car superstores in 38 markets.  The CarMax consumer offer is structured around four core equities: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service.  During the twelve months ended May 31, 2007, we retailed 349,521 used vehicles and sold 212,887 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities, or prospects, including without limitation any statements or factors regarding expected sales, margins, or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following: changes in the general U.S. or regional U.S. economy; intense competition within our industry; significant changes in retail prices for used and new vehicles; a reduction in the availability or our access to sources of inventory; our ability to acquire suitable real estate; the significant loss of key employees from our store, regional, or corporate management teams; the efficient operation of our information systems; changes in the availability or cost of capital and working capital financing; the occurrence of adverse weather events; seasonal fluctuations in our business; the geographic concentration of our superstores; the regulatory environment in which we operate; the effect of various litigation matters; the effect of new accounting requirements or changes to generally accepted accounting principles; and the occurrence of certain other material events.  We disclaim any intent or obligation to update our forward-looking statements.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2007, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.
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Contacts:

Investors and Financial Media:
Katharine Kenny, Assistant Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594
Trina Lee, Public Relations Manager, (804) 747-0422, ext. 4197

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(In thousands except per share data)

	Three Months Ended May 31
	2007	%	(1)	2006	%	(1)

Sales and operating revenues:
Used vehicle sales	$1,708,391	79.6		$1,461,120	77.5
New vehicle sales	112,615	5.2		118,408	6.3
Wholesale vehicle sales	261,152	12.2		247,296	13.1
Other sales and revenues	64,976	3.0		58,315	3.1
Net sales and operating revenues	2,147,134	100.0		1,885,139	100.0
Cost of sales	1,862,913	86.8		1,636,884	86.8
Gross profit	284,221	13.2		248,255	13.2
CarMax Auto Finance income	37,068	1.7		32,394	1.7
Selling, general, and administrative expenses	213,814	10.0		186,966	9.9
Interest expense	2,016	0.1		1,947	0.1
Interest income	378	--		267	--
Earnings before income taxes	105,837	4.9		92,003	4.9
Provision for income taxes	40,482	1.9		35,227	1.9
Net earnings	$65,355	3.0		$56,776	3.0

Weighted average common shares:
Basic	215,293			210,530
Diluted	220,130			214,111

Net earnings per share:
Basic	$0.30			$0.27
Diluted	$0.30			$0.27

(1) Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
UNAUDITED
 (In thousands)

	May 31 2007	May 31 2006	February 28 2007
ASSETS
Current assets:
Cash and cash equivalents	$22,029	$26,043	$19,455
Accounts receivable, net	68,367	70,400	71,413
Automobile loan receivables held for sale	1,410	11,834	6,162
Retained interest in securitized receivables	221,894	167,899	202,302
Inventory	863,511	738,705	836,116
Prepaid expenses and other current assets	11,116	12,123	15,068

Total current assets	1,188,327	1,027,004	1,150,516

Property and equipment, net	702,431	516,305	651,850
Deferred income taxes	43,694	28,605	40,174
Other assets	42,698	44,218	43,033

TOTAL ASSETS	$1,977,150	$1,616,132	$1,885,573

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$249,327	$224,301	$254,895
Accrued expenses and other current liabilities	65,069	56,104	68,885
Accrued income taxes	43,272	53,033	23,377
Deferred income taxes	10,367	8,821	13,132
Short-term debt	3,680	1,108	3,290
Current portion of long-term debt	131,264	30,781	148,443

Total current liabilities	502,979	374,148	512,022

Long-term debt, excluding current portion	33,469	134,534	33,744
Deferred revenue and other liabilities	113,129	53,883	92,432

TOTAL LIABILITIES	649,577	562,565	638,198

SHAREHOLDERS’ EQUITY	1,327,573	1,053,567	1,247,375

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,977,150	$1,616,132	$1,885,573

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
 (In thousands)

	Three Months Ended May 31
	2007	2006

Operating Activities:
Net earnings	$65,355	$56,776
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation and amortization	10,835	8,075
Stock-based compensation expense	9,332	6,686
Loss (gain) on disposition of assets	46	(2)
Deferred income tax benefit	(6,486)	(18,770)
Net decrease (increase) in:
Accounts receivable, net	3,046	6,221
Automobile loan receivables held for sale, net	4,752	(7,695)
Retained interest in securitization receivables	(19,592)	(9,591)
Inventory	(27,395)	(69,005)
Prepaid expenses and other current assets	3,952	(912)
Other assets	335	(218)
Net increase in:
Accounts payable, accrued expenses and other current
liabilities, and accrued income taxes	10,522	54,044
Deferred revenue and other liabilities	20,697	22,476
Net cash provided by operating activities	75,399	48,085

Investing Activities:
Capital expenditures	(60,883)	(25,139)
Proceeds from sales of assets	4	59
Net cash used in investing activities	(60,879)	(25,080)

Financing Activities:
Increase in short-term debt, net	390	645
Payments on long-term debt	(17,454)	(29,234)
Equity issuances, net	3,725	6,313
Excess tax benefits from stock-based payment arrangements	1,393	3,555
Net cash used in financing activities	(11,946)	(18,721)

Increase in cash and cash equivalents	2,574	4,284
Cash and cash equivalents at beginning of year	19,455	21,759
Cash and cash equivalents at end of period	$22,029	$26,043

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